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EXHIBIT 10.8

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of September 3, 2002, by and between PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the "Company"), and JORDAN SAVITCH ("Executive"), an individual residing in Pennsylvania.

        WHEREAS, Executive desires to become employed by the Company, and the Company desires to employ Executive upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Employment.    The Company hereby agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms, conditions and provisions hereinafter set forth.

        1.1    Duties and Responsibilities.    Commencing on September 3, 2002 (the "Commencement Date"), Executive shall serve as the Senior Vice President and General Counsel of the Company. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Company's Chief Executive Officer or by the Board of Directors (the "Board").

        1.2    Term.    The term of this Agreement shall begin on the date hereof and shall terminate on the second anniversary of the Commencement Date (the "Initial Term") unless earlier terminated in accordance with Section 3 hereof. This Agreement shall automatically renew for additional one-year periods (each, a "Renewal Term" and, together with the Initial Term, the "Employment Term") unless either party has delivered written notice of non-renewal at least 90 days prior to the start of a Renewal Term or unless earlier terminated in accordance with Section 3 hereof.

        1.3    Extent of Service.    Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities and, consistent with the other provisions of this Agreement, to devote substantially all of Executive's business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from engaging in other business activities, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.

        2.    Compensation.    For all services rendered by Executive hereunder, the Company shall compensate the Executive as set forth below.

        2.1    Base Salary.    The Company shall pay Executive a base salary ("Base Salary"), commencing on the Commencement Date, at the annual rate of $275,000, payable in installments at such times as the Company customarily pays its other senior level executives. Executive's Base Salary shall be reviewed annually for appropriate increases, but not decreases, by the Company pursuant to the Company's performance review policies for senior level executives.

        2.2    Cash Bonus.    Executive shall be eligible for an annual cash bonus determined in accordance with the Senior Management Incentive Compensation Plan provided that the maximum bonus percentage may, in the discretion of the Board, be limited to 50% of the Base Salary. Executive may also be eligible to receive such other cash bonuses as the Board or the Chief Executive Officer may elect, in their sole discretion, to grant to Executive to award meritorious performance or such other criteria as the Board or the Chief Executive Officer may, from time to time, establish.

        2.3    Other Benefits.    Executive shall be entitled to participate in all other employee benefit plans and programs, including, without limitation, health, vacation, retirement, deferred compensation or SERP, made available to the Company's senior level executives as a group (excluding the Company's Chief Executive Officer) ("Peer Executives"), as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the each plan. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time, as the Company deems appropriate. Company shall maintain life insurance on the Executive in the amount of two times initial annual Base Salary, to the extent it can be issued at standard rates, and Executive may name the beneficiary of such policy. Some or all of such coverage may be maintained pursuant to the Company's group-term life insurance policy.

        2.4    Vacation, Sick Leave and Holidays.    Executive shall be entitled in each calendar year to four weeks of paid vacation time, prorated for 2002. Each vacation shall be taken by Executive at such time or times as agreed upon by the Company and Executive, and any portion of Executive's allowable vacation time not used during the calendar year shall be subject to the Company's payroll policies regarding carryover vacation. Executive shall be entitled to holiday and sick leave in accordance with the Company's holiday and other pay for time not worked policies.

        2.5    Reimbursement of Expenses.    Executive shall be provided with reimbursement of reasonable expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for Peer Executives.

        2.6    Relocation Expenses.    Company will pay or reimburse the Executive, for reasonable relocation expenses (net of taxes, if any) related to his and his immediate family's relocation closer to corporate headquarters. Such payment/reimbursement will be based upon the Company's relocation policy.

        2.7    Incentive Compensation.

          (a)    Initial Equity Compensation.    The Company shall grant to Executive a non-qualified stock option (the "Initial Option"), substantially in the form of Exhibit A hereto, to purchase 115,000 shares of common stock of the Company at a price per share of $17.46. The terms of the Initial Option shall be governed by the Penn National Gaming, Inc. 1994 Stock Option Plan and, provided that Executive remains employed by the Company as of the relevant vesting date, shall vest in equal quarterly installments over four years, with the first installment vesting on September 3, 2002, and with each subsequent installment vesting on the same date of the third month immediately following the prior installment.

          (b)    Subsequent Equity Compensation.    Executive shall be entitled to receive subsequent equity compensation grants on substantially the same terms and conditions as equity compensation grants provided to Peer Executives taking into account Executive's position as the Senior Vice President and General Counsel and the Board's assessment of Executive's performance.

          (c)    Other Incentive Compensation.    Executive shall be entitled to participate in any short-term and long-term incentive programs established by the Company for Peer Executives, at levels commensurate with the benefits provided to Peer Executives taking into account his position as the Senior Vice President and General Counsel.

        2.8    Change of Control.    In the event that a change in control of the Company occurs, Executive shall be entitled to any payments and/or benefits that may become payable as a result of such event on substantially the same terms and conditions as any payments and/or benefits provided to Peer Executives taking into account Executive's position as the Senior Vice President and General Counsel.

        3.    Termination.    Executive's employment may be terminated prior to the end of the Employment Term in accordance with, and subject to the terms and conditions, set forth below.

        3.1    Termination by the Company.

          (a)    Without Cause.    The Company may terminate Executive at any time without Cause (as defined in subsection (b) below) effective upon not less than 60 days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment (in which case Executive shall notify the Company in writing as to the effective date of termination).

          (b)    With Cause.    The Company may terminate Executive at any time for Cause effective immediately upon delivery of written notice to Executive. As used herein, the term "Cause" shall mean:

            (i)    Executive shall have been convicted of a felony;

            (ii)    Executive is found disqualified or not suitable to hold a casino or gaming license by a gaming authority in any such jurisdiction where the Executive is required to be found qualified, suitable or licensed, as the case may be;

            (iii)    Executive materially breaches any Company policy and fails to cure such breach within 30 days after receipt of written notice thereof to Executive from the Company or Executive materially breaches the terms of Sections 4 or 5 this Agreement (regarding Confidentiality and Non-Competition); or

            (iv)    Executive misappropriates corporate funds or commits other acts of dishonesty.

        3.2    Termination by the Executive.

          (a)    Voluntary Termination.    Executive may voluntarily terminate his employment for any reason effective upon 60 days' prior written notice to the Company, unless such notice requirement is waived by the Company (in which case the Company shall notify Executive in writing as to the effective date of termination).

          (b)    For Good Reason.    Executive may terminate his employment for Good Reason (as defined below) effective immediately upon delivery of written notice to the Company provided such notice is delivered within 60 days of Executive's actual knowledge of the occurrence of all circumstances or events constituting Good Reason. As used herein, the term "Good Reason" shall mean the Company hiring or otherwise designating another employee to serve as chief legal officer of the Company or the Company's election not to renew this Agreement. Notwithstanding anything herein to the contrary, the Company's reliance on or use of outside legal counsel or other independent contractors shall not under any circumstances constitute Good Reason.

        3.3    Termination for Death or Disability.    In the event of the death or total disability of Executive, this Agreement shall terminate effective as of the date of Executive's death or total disability. The term "total disability" shall have the definition set forth in the Company's Long Term Disability Insurance Policy in effect at the time of such determination.

        3.4    Payments Due Upon Termination.

          (a)    Generally.    Upon any termination described in Sections 3.1, 3.2 or 3.3 above, Executive shall be entitled to receive any amounts due for Base Salary earned or expenses incurred through the effective date of termination and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs. Executive shall also be entitled to receive such amounts as may be due under the Company's then current severance pay plan, if any, for Peer Executives ("Standard Severance") provided the circumstances of Executive's termination have not otherwise disqualified him under the terms of such plan.

          (b)    Without Cause; For Good Reason.    In the event employment is terminated by the Company without Cause under Section 3.1(a) or by Executive for Good Reason under Section 3.2(b) and subject to Executive executing a mutual release in a form reasonably acceptable to the Company and Executive, Executive shall be entitled to receive the following in lieu of any Standard Severance:

            (i)    Executive shall receive a cash payment equal to the Executive's monthly Base Salary at the rate in effect on the effective date of termination multiplied by the greater of (x) the number of months remaining in the Employment Term or (y) twelve months (the "Severance Period").

            (ii)    Executive shall continue to receive the health benefits coverage in effect on the effective date of termination (or as the same may be changed from time to time for Peer Executives) for himself and, if any, his spouse and dependents for the Severance Period. In the event such coverage can not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of obtaining generally comparable coverage.

          (c)    Payments.    All payments due under this Section 3.4 shall be made within 15 days of the effective date of termination. Except as otherwise provided in this Section 3.4, no other payments or benefits shall be due under this Agreement to Executive.

        3.5    Options.    Except as otherwise provided in the relevant option plan or option agreement, all Options granted under this Agreement shall cease vesting upon termination of Executive's employment for any reason.

        3.6    Notice of Termination.    Any termination of Executive's employment shall be communicated by a written notice of termination delivered within the time period specified in this Section 3. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

        4.    Confidentiality.    The Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company (including, but not limited to, information such as business strategies, marketing plans, customer lists, and other business related information for the Company's customers). The Executive agrees that he will not, for any reason or purpose whatsoever, during or after the term of his employment, disclose any of such confidential information to any party, and that he will keep inviolate and secret all confidential information or knowledge which he has access to by virtue of his employment hereunder, except as necessary in the ordinary course of performing his duties hereunder.

        5.    Non-Competition.

          (a)    During his employment by the Company and for a period of one year thereafter (provided that the benefits to which Executive is entitled under Section 3.4 have been paid in full or continue to be paid), Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise which is primarily in the business of owning and operating gaming establishments or in any other business in which the Company is primarily engaged at the time of Executive's termination of employment.

          (b)    The foregoing restrictions shall not be construed to prohibit Executive's ownership of less than three percent of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange

  Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing.

        6.    Non-Solicitation.    During his employment by the Company and for the period of one year thereafter, Executive will not, except with the prior written consent of the Company, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an employee of the Company for any position as an employee, independent contractor, consultant or otherwise.

        7.    Document Surrender.    Executive, at the expiration of his employment for any reason whatsoever, shall surrender and deliver to the Company all documents, correspondence and any other information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that come into Executive's possession by any means whatsoever, during the course of employment.

        8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

        9.    Notices.    All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

        If to the Company, to:

                Penn National Gaming, Inc.
                825 Berkshire Boulevard, Suite 200
                Wyomissing, PA 19610
                Attention: President
                Fax: 610-373-4966

        With a required copy to:

                Morgan, Lewis & Bockius LLP
                1701 Market Street
                Philadelphia, PA 19103-2921
                Attention: Joseph Ronan, Esquire
                Fax: 215-963-5299

        If to Executive, to:

                Jordan Savitch
                60 Garlor Drive
                Havertown, PA 19083
                Fax: 801-838-5712

        With a required copy to:

                Andrew J. Rudolph, Esq.
                Pepper Hamilton LLP
                2 Logan Square
                Philadelphia, PA 19103
                Fax: 215-981-4750

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

        10.    Contents of Amendment; Amendment and Assignment.

          (a)    This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced.

          (b)    All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place

        11.    Severability.    If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

        12.    Remedies Cumulative; No Waiver.    No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

        13.    Beneficiaries/References.    Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

        14.    Withholding.    All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

        15.    Regulatory Compliance.    The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

PENN NATIONAL GAMING, INC.
By:	/s/ PETER M. CARLINO Peter M. Carlino Chairman and CEO
By:	/s/ JORDAN SAVITCH Jordan Savitch

Exhibit A

STOCK OPTION AGREEMENT

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  EXHIBIT 10.8